Exhibit 99.1

Viad Corp Reports Results for the 2022 Second Quarter

•	Q2’22 results significantly better than expected and full year expectations raised

•	Strong momentum continues at GES and Pursuit

•	Poised for continued growth in 2023 and beyond

SCOTTSDALE, August 4, 2022 -- Viad Corp (NYSE: VVI), a leading provider of experiential leisure travel and live events and marketing experiences, today reported net income attributable to Viad of $19.8 million for the 2022 second quarter.

Steve Moster, Viad’s president and chief executive officer, commented, “Our second quarter results were  significantly better than our prior guidance as the recovery of in-person event activity has progressed more quickly than we had previously anticipated. Both GES and Pursuit posted substantial year-over-year growth and positive Adjusted EBITDA during the quarter. GES’ second quarter revenue reached 75 percent of the pre-pandemic 2019 second quarter, while Pursuit delivered record second quarter revenue that was 40 percent greater than the 2019 quarter driven by our new experiences.”

Moster continued, “I am encouraged by the strong momentum we are seeing across our businesses.  Based on current trends and our first half performance, we are raising our full year 2022 guidance for consolidated Adjusted EBITDA. I am even more excited about our future earnings potential as recovery continues in our industries and we reap the benefits of our actions to scale Pursuit, transform GES Exhibitions’ cost structure, and strengthen Spiro’s capabilities.”

Second Quarter 2022 Financial Highlights

	Three months ended June 30,
(in millions)	2022	2021	$ Change

Revenue	$319.2	$61.2	$258.0
Pursuit Revenue	77.6	36.3	41.3
GES Revenue	241.6	24.9	216.7

Net income (loss) attributable to Viad	$19.8	$(42.0)	$61.9

Consolidated Adjusted EBITDA*	$47.5	$(21.9)	$69.4
Pursuit Adjusted EBITDA*	15.6	2.0	13.6
GES Adjusted EBITDA*	35.1	(21.6)	56.7
Corporate Adjusted EBITDA*	(3.3)	(2.4)	(0.9)

* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Net income attributable to Viad improved by $61.9 million from the 2021 second quarter primarily driven by higher revenue at GES and Pursuit.

Pursuit Results

Pursuit’s second quarter revenue increased $41.3 million from the 2021 quarter. Pursuit’s same-store revenue from experiences that were owned and open prior to 2021 was $68.2 million, up $35.0 million from the 2021 second quarter primarily due to stronger visitation at our Canadian experiences, which were impacted in 2021 by border restrictions. Revenue from new experiences opened or acquired after 2020 was $9.4 million versus $3.1 million in the prior year quarter, reflecting the continued ramping of Sky Lagoon and Golden Skybridge and the additions of FlyOver Las Vegas and Glacier Raft Company.

Pursuit’s second quarter adjusted EBITDA increased by $13.6 million versus the 2021 second quarter primarily due to the increase in revenue.

Regarding Pursuit’s results, Moster commented, “Pursuit posted very strong year-over-year growth with revenue vastly exceeding the same period in 2019 due to the investments we have made to scale the business.  The level of growth was not as strong as we had previously expected primarily due to challenging weather conditions that impacted visitation.  Nonetheless, I am very pleased with Pursuit’s second quarter performance and encouraged by the strong booking pace across our lodging properties and the improvements we are seeing in attraction visitation.”

Moster continued, “With the Canadian border open, the new experiences we have added, and strong leisure travel demand, we expect Pursuit’s revenue will remain much higher than the levels we realized in 2021. As long-haul international tourism continues to recover and awareness of our newest attractions builds, we expect strong revenue growth and continued margin expansion beyond 2022.”

GES Results

GES’ second quarter revenue increased $216.7 million from the 2021 second quarter and Adjusted EBITDA improved by $56.7 million. These improvements are primarily due to the resumption of live event activity and the return of large-scale events that canceled or postponed into the first half of 2021, as well as the benefit of the cost structure reductions we’ve implemented.

Regarding GES’ overall results, Moster commented, “GES’ second quarter results once again exceeded our expectations due to a faster than expected rebound of event activity. Spiro continues to win new logos and benefit from increased client spend. And within the GES Exhibitions segment, we realized our fourth consecutive quarter of same-show revenue improvement, with revenue from U.S. events that we produced reaching 87 percent of pre-pandemic levels on average.  We also experienced strong flow-through on the increase in revenue reflecting the benefit of the transformational changes we have made to the cost structure of GES Exhibitions.”

Moster continued, “I am very encouraged by the industry trends we’re seeing and more importantly by how Spiro and GES Exhibitions are performing as our industry rebounds. I am confident that the actions we took during the pandemic have positioned GES Exhibitions and Spiro for greater success in the future.”

The following table provides a comparison of 2022 second quarter revenue and Adjusted EBITDA to the comparable period in 2021 for GES’ two reportable segments.

	Three months ended June 30,
(in millions)	2022	2021	$ Change

Revenue:
Spiro	$89.4	$11.9	$77.5
GES Exhibitions	154.6	13.1	141.5
Inter-segment Eliminations	(2.4)	(0.1)	(2.3)
Total GES	$241.6	$24.9	$216.7

Adjusted EBITDA*:
Spiro	$15.8	$(6.1)	$21.8
GES Exhibitions	19.4	(15.5)	34.9
Total GES	$35.1	$(21.6)	$56.7

* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Balance Sheet and Cash Flow Highlights

We ended the second quarter with total liquidity of $127 million, comprising cash and cash equivalents of approximately $55 million and approximately $72 million of capacity available on our revolving credit facility ($100 million total facility size, less $15 million of borrowings and approximately $13 million in letters of credit). Our debt totaled approximately $492 million, including $397 million outstanding on our Term Loan B, financing lease obligations of approximately $65 million (which primarily comprises real estate leases at Pursuit), revolver borrowings of $15 million, and approximately $15 million in other debt.

Our 2022 second quarter cash flow from operations was an inflow of approximately $26 million, our capital expenditures totaled approximately $19 million, we acquired Glacier Raft Company for approximately $25 million (net of cash acquired), and we paid approximately $2 million in cash dividends on our convertible preferred equity.  Our net debt borrowings during the quarter were approximately $20 million, including $15 million on our revolver to partially fund the acquisition of Glacier Raft Company and approximately $9 million on a construction loan to help fund development of our new Forest Park Hotel in Jasper National Park.

Moster commented, “We continue to focus on prudent cash management to maintain a strong liquidity position while also making smart investments in high-return growth opportunities through Pursuit’s Refresh, Build, Buy strategy, including our April 6th acquisition of the Glacier Raft Company and construction of our new Forest Park Hotel in Jasper.”

2022 Outlook

Regarding Viad’s outlook, Moster commented, “We continue to expect very strong year-over-year growth from both Pursuit and GES and we are increasing our full year guidance for consolidated Adjusted EBITDA.  This improved outlook is the result of GES’ stronger than previously expected performance during the second quarter, partially offset by a reduced outlook for Pursuit’s year-over-year growth primarily due to the impact of the inclement weather experienced during the second quarter and revised expectations for visitation ramp up at FlyOver Las Vegas.”

Assuming no future material adverse changes to the macro environment from COVID, geo-political events, or other factors, we expect Adjusted EBITDA will be in the ranges shown in the following table. We continue to operate in a very dynamic environment and our performance could vary significantly from the amounts shown below.

(in millions)	Third Quarter	Full Year	Key Assumptions
Pursuit	$74 to $82	$70 to $80	•	US same store revenue outperforms 2019 on strong leisure travel demand and benefit from continued investment in the guest experience
	(vs. $59.6 in 2021)	(vs. $42.7 in 2021 and prior guidance of $80 to $90)	•	Canada same store revenue remains below 2019 as certain long-haul international leisure travel markets are slower to recover
			•	New experiences continue to ramp up as guest awareness builds and long-haul leisure travel demand increases
			•	Revenue management efforts to drive rate increases help offset wage rate and other inflationary pressures
			•	Margins will improve from 2021, but remain below 2019 due to guest mix that will see strong demand from N. America and Europe while Asia Pacific markets are slower to recover
GES	$6 to $11	$50 to $60	•	Exhibitions same-show revenue will generally remain at or better than 75% of pre-pandemic levels
	(vs. negative $4.2 in 2021)	(vs. negative $30.4 in 2021 and prior guidance of $25 to $35)	•	Experiential marketing budgets of major Spiro clients will remain at 80%+ of pre-pandemic levels
			•	SG&A will gradually increase to support increased business activity and future revenue growth
Corporate	~$(3.5)	$(12.5) to $(13.5)	•	Second half of 2022 is slightly higher than first half primarily due to timing of certain expenses

Conference Call Details

Management will host a conference call to review second quarter 2022 results on Thursday, August 4, 2022, at 5 p.m. (Eastern Time).

To join the live conference call, please register at least 10 minutes before the start of the call using the following link: https://conferencingportals.com/event/KFfVIwkJ. After registering, an email confirmation will be sent that includes dial-in information as well as unique codes for entry into the live call. Registration will be open throughout the call.

A live audio webcast of the call will also be available in listen-only mode through the "Investors" section of our website. A replay of the webcast will be available on our website shortly after the call and, for a limited time, by calling (800) 770-2030 or (647) 362-9199 and entering the conference ID 90039.

Additionally, we will post a supplemental presentation, containing highlights of our results, trends and outlook, on the “Investors” section of our website prior to the conference call.  We will refer to this presentation during the call.

About Viad

Viad (NYSE: VVI), is a leading global provider of extraordinary experiences, including hospitality and leisure activities, experiential marketing, and live events through two businesses: Pursuit and GES. Our business strategy focuses on delivering extraordinary experiences for our teams, clients and guests, and significant and sustainable growth and above-market returns for our shareholders. Viad is an S&P SmallCap 600 company.

Pursuit is a collection of inspiring and unforgettable travel experiences in Alaska, Montana, the Canadian Rockies, Vancouver, Reykjavik, and Las Vegas, as well as new experiences planned in Chicago and Toronto. Pursuit’s collection includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places.

GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers through two reportable segments, Spiro and GES Exhibitions. Spiro is an experiential marketing agency that partners with leading brands around the world to manage and elevate their global experiential marketing activities. GES Exhibitions is a global exhibition services company that partners with leading exhibition and conference organizers as a full-service provider of strategic and logistics solutions to manage the complexity of their shows with teams throughout North America, Europe, and the Middle East.

For more information, visit www.viad.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions, or goals also are forward-looking statements.  These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements.

Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the following:

•	the impact of the COVID-19 pandemic on our financial condition, liquidity, and cash flow;
•	our ability to anticipate and adjust for the impact of the COVID-19 pandemic on our businesses;
•	general economic uncertainty in key global markets and a worsening of global economic conditions;
•	travel industry disruptions;
•	seasonality of our businesses;
•	unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals for such projects;
•	our exposure to labor shortages, turnover, and labor cost increases;
•	the importance of key members of our account teams to our business relationships;
•	the competitive nature of the industries in which we operate;
•	our dependence on large exhibition event clients;
•	adverse effects of show rotation on our periodic results and operating margins;
•	transportation disruptions and increases in transportation costs;
•	natural disasters, weather conditions, accidents, and other catastrophic events;

•	our exposure to labor cost increases and work stoppages related to unionized employees;
•	our multi-employer pension plan funding obligations;
•	our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
•	our exposure to cybersecurity attacks and threats;
•	our exposure to currency exchange rate fluctuations;
•	liabilities relating to prior and discontinued operations; and
•	compliance with laws governing the storage, collection, handling, and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data.

For a more complete discussion of the risks and uncertainties that may affect our business or financial results, please see Item 1A, “Risk Factors,” of our most recent annual report on Form 10-K filed with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

Forward-Looking Non-GAAP Measures

The company has not quantitatively reconciled its guidance for adjusted EBITDA to its respective most comparable GAAP financial measure because certain reconciling items that impact this metric including, provision for income taxes, interest expense, restructuring or impairment charges, acquisition-related costs, and attraction start-up costs have not occurred, are out of the company’s control, or cannot be reasonably predicted. Accordingly, reconciliations to the nearest GAAP financial measure are not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the company’s results as reported under GAAP.

Contact

Carrie Long or Michelle Porhola
Investor Relations
(602) 207-2681
ir@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
(in thousands, except per share data)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change

Revenue:
Pursuit	$77,599	$36,313	$41,286	**	101,383	46,103	55,280	**
GES:
Spiro	89,425	11,944	77,481	**	$132,241	$24,003	$108,238	**
GES Exhibitions	154,600	13,057	141,543	**	266,431	20,209	246,222	**
Inter-segment eliminations	(2,421)	(81)	(2,340)	**	(3,492)	(147)	(3,345)	**
Total GES	241,604	24,920	216,684	**	$395,180	$44,065	$351,115	**
Total revenue	$319,203	$61,233	$257,970	**	$496,563	$90,168	$406,395	**

Segment operating income (loss)
Pursuit	$5,571	$(8,097)	13,668	**	(15,627)	(26,418)	10,791	40.8%
GES:
Spiro	14,847	(7,211)	22,058	**	14,608	(14,380)	$28,988	**
GES Exhibitions	16,273	(19,686)	35,959	**	14,918	(32,421)	47,339	**
Total GES	31,120	(26,897)	58,017	**	29,526	(46,801)	76,327	**
Segment operating income (loss)	$36,691	$(34,994)	$71,685	**	$13,899	$(73,219)	$87,118	**
Corporate eliminations	17	18	(1)	-5.6%	34	35	(1)	-2.9%
Corporate activities (Note A)	(3,440)	(3,006)	(434)	-14.4%	(6,113)	(5,011)	(1,102)	-22.0%
Restructuring charges (Note B)	(1,426)	(787)	(639)	-81.2%	(2,080)	(3,613)	1,533	42.4%
Impairment charges	-	-	-	**	(583)	-	(583)	**
Pension plan withdrawal	-	(57)	57	-100.0%	-	(57)	57	-100.0%
Other expense	(612)	(680)	68	10.0%	(1,250)	(1,040)	(210)	-20.2%
Net interest expense (Note C)	(7,761)	(5,565)	(2,196)	-39.5%	(13,638)	(10,650)	(2,988)	-28.1%
Income (loss) from continuing operations before income taxes	23,469	(45,071)	68,540	**	(9,731)	(93,555)	83,824	89.6%
Income tax (expense) benefit (Note D)	(3,359)	2,166	(5,525)	**	(777)	5,211	(5,988)	**
Income (loss) from continuing operations	20,110	(42,905)	63,015	**	(10,508)	(88,344)	77,836	88.1%
Income (loss) from discontinued operations	52	(62)	114	**	327	286	41	14.3%
Net income (loss)	20,162	(42,967)	63,129	**	(10,181)	(88,058)	77,877	88.4%
Net (income) loss attributable to noncontrolling interest	(451)	510	(961)	**	753	1,955	(1,202)	-61.5%
Net loss attributable to redeemable noncontrolling interest	128	431	(303)	-70.3%	266	925	(659)	-71.2%
Net income (loss) attributable to Viad	$19,839	$(42,026)	$61,865	**	$(9,162)	$(85,178)	$76,016	89.2%

Amounts Attributable to Viad:
Income (loss) from continuing operations	$19,787	$(41,964)	$61,751	**	$(9,489)	$(85,464)	$75,975	88.9%
Income (loss) from discontinued operations	52	(62)	114	**	327	286	41	14.3%
Net income (loss)	$19,839	$(42,026)	$61,865	**	$(9,162)	$(85,178)	$76,016	89.2%

Income (loss) per common share attributable to Viad (Note E):
Basic income (loss) per common share	$0.64	$(2.18)	$2.82	**	$(0.67)	$(4.40)	$3.73	84.8%
Diluted income (loss) per common share	$0.64	$(2.18)	$2.82	**	$(0.67)	$(4.40)	$3.73	84.8%

Weighted-average common shares outstanding:
Basic weighted-average outstanding common shares	20,571	20,397	174	0.9%	20,544	20,384	160	0.8%
Additional dilutive shares related to share-based compensation	160	-	160	**	-	-	-	**
Diluted weighted-average outstanding common shares	20,731	20,397	334	1.6%	20,544	20,384	160	0.8%

Adjusted EBITDA* by Reportable Segment:
Pursuit	$15,613	$2,011	$13,602	**	$4,115	$(7,050)	$11,165	**
GES:
Spiro	15,750	(6,057)	21,807	**	16,492	(11,599)	28,091	**
GES Exhibitions	19,381	(15,504)	34,885	**	21,359	(24,188)	45,547	**
Total GES	35,131	(21,561)	56,692	**	37,851	(35,787)	73,638	**
Corporate	(3,268)	(2,395)	(873)	-36.5%	(5,802)	(4,326)	(1,476)	-34.1%
Consolidated Adjusted EBITDA	47,476	(21,945)	69,421	**	36,164	(47,163)	83,327	**

	As of June 30,
Capitalization Data:	2022	2021	$ Change	% Change
Cash and cash equivalents	54,516	37,037	17,479	47.2%
Total debt	492,297	399,665	92,632	23.2%
Viad shareholders' equity	(7,591)	18,751	(26,342)	**
Non-controlling interests (redeemable and non-redeemable)	88,779	89,141	(362)	-0.4%
Convertible Series A Preferred Stock (Note F):
Convertible preferred stock (including accumulated dividends paid in kind)***	141,827	141,827	-	0.0%
Equivalent number of common shares	6,674	6,674	-	0.0%

* Refer to Table Two for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.
** Change is greater than +/- 100 percent
*** Amount shown excludes transaction costs, which are netted against the value of the preferred shares when presented on Viad's balance sheet.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)	Corporate Activities — The increase in corporate activities expense during the three and six months ended June 30, 2022 was primarily due to higher performance-based compensation expense.

(B)
Restructuring Charges — Restructuring charges during the three and six months ended June 30, 2022 were primarily related to severance and facility closures at GES. Restructuring charges during the three and six months ended June 30, 2021 were primarily related to facility closures at GES. In response to the COVID-19 pandemic, we accelerated our transformation and streamlining efforts at GES to significantly reduce costs and create a lower and more flexible cost structure focused on servicing our more profitable market segments.

(C)
Net Interest Expense — The increase in interest expense during the three and six months ended June 30, 2022 was primarily due to higher interest rates and higher debt balances in 2022, offset in part by $0.7 million in capitalized interest recorded during the three months ended June 30,2022 and $2.6 million during the six months ended June 30, 2022.

(D)
Income Tax (Expense) Benefit – The effective tax rate was 14.3% for the three months ended June 30, 2022 and 4.8% for the three months ended June 30, 2021. The effective tax rate was a negative 8.0% for the six months ended June 30, 2022 and 5.6% for six months ended June 30, 2021. The effective tax rates were lower than the blended statutory rate primarily as a result of excluding the tax benefit on losses recognized in the United States, the United Kingdom, and other European countries where we have a valuation allowance. The six months ended June 30, 2022 was also impacted by a change in income or loss between jurisdictions.

(E)
Income (Loss) per Common Share — We apply the two-class method in calculating income (loss) per common share as preferred stock and unvested share-based payment awards that contain nonforteitable rights to dividends are considered participating securities. Accordingly, such securities are included in the earnings allocation in calculating income per share.

Diluted income (loss) per common share is calculated using the more dilutive of the two-class method or as-converted method.  The two-class method uses net income (loss) available to common stockholders and assumes conversion of all potential shares other than participating securities.  The as-converted method uses net income (loss) available to common shareholders and assumes conversion of all potential shares including participating securities.  Dilutive potential common shares include outstanding stock options, unvested restricted share units and convertible preferred stock.

Additionally, the adjustment to the carrying value of redeemable non-controlling interests is reflected in income (loss) per common share.
The components of basic and diluted income (loss) per share are as follows:

	Three months ended June 30,				Six months ended June 30,
(in thousands)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change

Net income (loss) attributable to Viad	$19,839	$(42,026)	$61,865	**	$(9,162)	$(85,178)	$76,016	89.2%
Convertible preferred stock dividends paid in cash	(1,950)	-	(1,950)	**	(3,900)	-	(3,900)	**
Convertible preferred stock dividends paid in kind	-	(1,923)	1,923	-100.0%	-	(3,821)	3,821	-100.0%
Adjustment to the redemption value of redeemable noncontrolling interest	(412)	(547)	135	24.7%	(763)	(603)	(160)	-26.5%
Undistributed income (loss) attributable to Viad	17,477	(44,496)	61,973	**	(13,825)	(89,602)	75,777	84.6%
Less: Allocation to participating securities	(4,293)	-	(4,293)	**	-	-	-	**
Net income (loss) allocated to Viad common shareholders (basic)	$13,184	$(44,496)	$57,680	**	$(13,825)	$(89,602)	$75,777	84.6%
Add: Allocation to participating securities	25	-	-	**	-	-	-	**
Net income (loss) allocated to Viad common shareholders (diluted)	$13,209	$(44,496)	$57,680	**	$(13,825)	$(89,602)	$75,777	84.6%

Basic weighted-average outstanding common shares	20,571	20,397	174	0.9%	20,544	20,384	160	0.8%
Additional dilutive shares related to share-based compensation	160	-	160	**	-	-	-	**
Diluted weighted-average outstanding common shares	20,731	20,397	334	1.6%	20,544	20,384	160	0.8%

(F)
Convertible Series A Preferred Stock — On August 5, 2020, we entered into an Investment Agreement with funds managed by private equity firm Crestview Partners, relating to the issuance of 135,000 shares of newly issued Convertible Series A Preferred Stock, par value $0.01 per share, for an aggregate purchase price of $135 million or $1,000 per share. The Convertible Series A Preferred Stock carries a 5.5% cumulative quarterly dividend, which is payable in cash or in-kind at Viad’s option and is convertible into shares of our common stock at a conversion price of $21.25 per share.  A total of $6.8 million of dividends have been paid in kind, including $3.8 million during the first and second quarters of 2021. We began paying preferred stock dividends in cash during the 2021 third quarter and we intend to pay in cash for the foreseeable future.

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of "Income (Loss) Before Other Items", "Adjusted EBITDA", "Segment Operating Income (Loss)", and "Adjusted Segment Operating Income (Loss)", which are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.  These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP.  The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad’s consolidated financial performance as reconciled below.  Because these non-GAAP measures do not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.

Income (Loss) Before Other Items, Segment Operating Income (Loss), and Adjusted Segment Operating Income (Loss) are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad’s performance. Management believes that the presentation of Adjusted EBITDA provides useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business. Management also believes that the presentation of Adjusted EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended June 30,				Six months ended June 30,
(in thousands, except per share data)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Income (loss) before other items:
Net income (loss) attributable to Viad	$19,839	$(42,026)	$61,865	**	$(9,162)	$(85,178)	$76,016	89.2%
(Income) loss from discontinued operations attributable to Viad	(52)	62	(114)	**	(327)	(286)	(41)	-14.3%
Income (loss) from continuing operations attributable to Viad	19,787	(41,964)	61,751	**	(9,489)	(85,464)	75,975	88.9%
Restructuring charges, pre-tax	1,426	787	639	81.2%	2,080	3,613	(1,533)	-42.4%
Impairment charges, pre-tax	-	-	-	**	583	-	583	**
Pension plan withdrawal, pre-tax	-	57	(57)	-100.0%	-	57	(57)	-100.0%
Acquisition-related costs and other non-recurring expenses, pre-tax (Note A)	1,001	2,704	(1,703)	-63.0%	1,858	4,522	(2,664)	-58.9%
Tax benefit on above items	(61)	(141)	80	56.7%	(138)	(318)	180	56.6%
Income (loss) before other items	$22,153	$(38,557)	$60,710	**	$(5,106)	$(77,590)	$72,484	93.4%

The components of income (loss) before other items per share are as follows:

Income (loss) before other items (as reconciled above)	22,153	(38,557)	60,710	**	(5,106)	(77,590)	72,484	93.4%
Convertible preferred stock dividends paid in cash	(1,950)	-	(1,950)	**	(3,900)	-	(3,900)	**
Convertible preferred stock dividends paid in kind	-	(1,923)	1,923	-100.0%	-	(3,821)	3,821	-100.0%
Undistributed income (loss) before other items attributable to Viad (Note B)	20,203	(40,480)	60,683	**	(9,006)	(81,411)	72,405	88.9%
Less: Allocation to participating securities (Note C)	(4,934)	-	(4,934)	**	-	-	-	**
Diluted income (loss) before other items allocated to Viad common shareholders	$15,269	$(40,480)	$55,749	**	$(9,006)	$(81,411)	$72,405	88.9%

Diluted weighted-average outstanding common shares	20,731	20,397	334	1.6%	20,544	20,384	160	0.8%

Income (loss) before other items per common share	$0.74	$(1.98)	$2.72	**	$(0.44)	$(3.99)	$3.55	89.0%

(A)	Acquisition-related costs and other non-recurring expenses include:
		Three months ended June 30,		Six months ended June 30,
	(in thousands)	2022	2021	2022	2021
	Acquisition integration costs - Pursuit[1]	$ 119	$ 5	$ 119	$ 6
	Acquisition transaction-related costs - Pursuit[1]	93	64	401	272
	Acquisition transaction-related costs - Corporate[2]	(2)	24	108	59
	Attraction start-up costs[1,3]	648	2,054	1,079	3,618
	Other non-recurring expenses[2,4]	143	557	151	567
	Acquisition-related and other non-recurring expenses, pre-tax	$ 1,001	$ 2,704	$ 1,858	$ 4,522

	[1] Included in segment operating loss
	[2] Included in corporate activities
	[3] Includes costs related to the development of Pursuit's new FlyOver attractions in Las Vegas, Chicago, and Toronto, the Sky Lagoon in Iceland, the Golden Skybridge and Forest Park Hotel in Canada.
	[4] Includes non-capitalizable fees and expenses related to Viad’s credit facility refinancing efforts.

(B)
We exclude the adjustment to the redemption value of redeemable noncontrolling interest from the calculation of income before other items per share as it is a non-cash adjustment that does not affect net income or loss attributable to Viad.

(C)
Preferred stock and unvested share-based payment awards that contain nonforteitable rights to dividends are considered participating securities. Accordingly, such securities are included in the earnings allocation in calculating income (loss) before other items per common share unless the effect of such inclusion is anti-dilutive.  The following table provides the share data used for calculating the allocation to participating securities if applicable:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2022	2021	2022	2021
Weighted-average outstanding common shares	20,731	20,397	20,544	20,384
Effect of participating convertible preferred shares (if applicable)	6,674	-	-	-
Effect of participating non-vested shares (if applicable)	25	-	-	-
Weighted-average shares including effect of participating interests (if applicable)	27,430	20,397	20,544	20,384

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Same-Store - The term "same-store" is used within this document to refer to results without the impact of new experiences, if any, until such new experiences are included in the entirety of both comparable periods.  Management believes that the presentation of "same-store" results permits investors to better understand Viad's performance without the effects of new experiences.

	Three months ended June 30, 2022			Three months ended June 30, 2021
($ in thousands)	As Reported	New Experiences (Note A)	Same-Store	As Reported	New Experiences (Note A)	Same-Store

Viad Consolidated:
Revenue	$319,203	$9,365	$309,838	$61,233	$3,127	$58,106

Net income (loss) attributable to Viad	$19,839			$(42,026)
Net income (loss) attributable to noncontrolling interest	451			(510)
Net loss attributable to redeemable noncontrolling interest	(128)			(431)
(Income) loss from discontinued operations	(52)			62
Net interest expense	7,761			5,565
Income tax expense (benefit)	3,359			(2,166)
Depreciation and amortization	13,207			13,333
Restructuring charges	1,426			787
Other expense	612			680
Pension plan withdrawal	-			57
Start-up costs (B)	648			2,054
Acquisition transaction-related costs	91			88
Integration costs	119			5
Other non-recurring expenses (C)	143			557
Consolidated Adjusted EBITDA	$47,476	$271	$47,205	$(21,945)	$1,051	$(22,996)

Consolidated Adjusted EBITDA by Business:
Pursuit	$15,613	$271	$15,342	$2,011	$1,051	$960
Total GES	35,131	-	35,131	(21,561)	-	(21,561)
Total Segment EBITDA	50,744	271	50,473	(19,550)	1,051	(20,601)
Corporate EBITDA	(3,268)	-	(3,268)	(2,395)	-	(2,395)
Consolidated Adjusted EBITDA	$47,476	$271	$47,205	$(21,945)	$1,051	$(22,996)

Pursuit Adjusted EBITDA:
Revenue	$77,599	$9,365	$68,234	$36,313	$3,127	$33,186
Cost of services and products	(72,028)	(11,640)	(60,388)	(44,410)	(4,611)	(39,799)
Segment operating income (loss)	5,571	(2,275)	7,846	(8,097)	(1,484)	(6,613)
Depreciation	7,866	1,334	6,532	6,546	42	6,504
Amortization	1,316	445	871	1,439	439	1,000
Start-up costs (B)	648	648	-	2,054	2,054	-
Acquisition transaction-related costs	93	-	93	64	-	64
Integration costs	119	119	-	5	-	5
Adjusted EBITDA	$15,613	$271	$15,342	$2,011	$1,051	$960

Pursuit Operating margin	7.2%	-24.3%	11.5%	-22.3%	-47.5%	-19.9%
Pursuit Adjusted EBITDA margin	20.1%	2.9%	22.5%	5.5%	33.6%	2.9%

Total GES Adjusted EBITDA:
Revenue	$241,604	$-	$241,604	$24,920	$-	$24,920
Cost of services and products	(210,484)	-	(210,484)	(51,817)	-	(51,817)
Segment operating income (loss)	31,120	-	31,120	(26,897)	-	(26,897)
Depreciation	2,922	-	2,922	4,116	-	4,116
Amortization	1,089	-	1,089	1,220	-	1,220
Total GES Adjusted EBITDA	$35,131	$-	$35,131	$(21,561)	$-	$(21,561)

Total GES Operating margin	12.9%		12.9%	**		**
Total GES Adjusted EBITDA margin	14.5%		14.5%	-86.5%		-86.5%

GES Adjusted EBITDA by Reportable Segment:
Spiro	$15,750		$15,750	$(6,057)		$(6,057)
GES Exhibitions	19,381		19,381	(15,504)		(15,504)
Total GES	$35,131	$-	$35,131	$(21,561)	$-	$(21,561)

Spiro Revenue	$89,425	$-	$89,425	$11,944	$-	$11,944

Spiro Adjusted EBITDA Margin	17.6%		17.6%	-50.7%		-50.7%

GES Exhibitions Revenue	$154,600	$-	$154,600	$13,057	$-	$13,057

GES Exhibitions Adjusted EBITDA Margin	12.5%		12.5%	**		**

(A) New Experiences comprises the following attractions that were opened or acquired after January 1, 2021: Sky Lagoon (opened May 2021), Golden Skybridge (acquired March 2021 and opened June 2021), FlyOver Las Vegas (opened September 2021), and Glacier Raft Company (acquired April 2022) and costs related to the development of new experiences.

(B) Includes costs related to the development of Pursuit's new FlyOver attractions in Las Vegas, Chicago, and Toronto, the Sky Lagoon in Iceland, and the Golden Skybridge and Forest Park Hotel in Canada.

(C) Includes non-capitalizable fees and expenses related to Viad’s credit facility refinancing efforts.

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Same-Store - The term "same-store" is used within this document to refer to results without the impact of new experiences, if any, until such new experiences are included in the entirety of both comparable periods.  Management believes that the presentation of "same-store" results permits investors to better understand Viad's performance without the effects of new experiences.

	Six months ended June 30, 2022			Six months ended June 30, 2021
($ in thousands)	As Reported	New Experiences (Note A)	Same-Store	As Reported	New Experiences (Note A)	Same-Store

Viad Consolidated:
Revenue	$496,563	$14,488	$482,075	$90,168	$3,127	$87,041

Net loss attributable to Viad	$(9,162)			$(85,178)
Net loss attributable to noncontrolling interest	(753)			(1,955)
Net loss attributable to redeemable noncontrolling interest	(266)			(925)
Income from discontinued operations	(327)			(286)
Net interest expense	13,638			10,650
Income tax expense (benefit)	777			(5,211)
Depreciation and amortization	26,486			26,510
Restructuring charges	2,080			3,613
Impairment charges	583			-
Other expense	1,250			1,040
Pension plan withdrawal	-			57
Start-up costs (B)	1,079			3,618
Acquisition transaction-related costs	509			331
Integration costs	119			6
Other non-recurring expenses (C)	151			567
Consolidated Adjusted EBITDA	$36,164	$(133)	$36,297	$(47,163)	$1,051	$(48,214)

Consolidated Adjusted EBITDA by Business:
Pursuit	$4,115	$(133)	$4,248	$(7,050)	$1,051	$(8,101)
Total GES	37,851	-	37,851	(35,787)	-	(35,787)
Total Segment EBITDA	41,966	(133)	42,099	(42,837)	1,051	(43,888)
Corporate EBITDA	(5,802)	-	(5,802)	(4,326)	-	(4,326)
Consolidated Adjusted EBITDA	$36,164	$(133)	$36,297	$(47,163)	$1,051	$(48,214)

Pursuit Adjusted EBITDA:
Revenue	$101,383	$14,488	$86,895	$46,103	$3,127	$42,976
Cost of services and products	(117,010)	(19,133)	(97,877)	(72,521)	(6,400)	(66,121)
Segment operating income (loss)	(15,627)	(4,645)	(10,982)	(26,418)	(3,273)	(23,145)
Depreciation	15,648	2,492	13,156	13,003	59	12,944
Amortization	2,495	822	1,673	2,469	647	1,822
Start-up costs (B)	1,079	1,079	-	3,618	3,618	-
Acquisition transaction-related costs	401	-	401	272	-	272
Integration costs	119	119	-	6	-	6
Adjusted EBITDA	$4,115	$(133)	$4,248	$(7,050)	$1,051	$(8,101)

Pursuit Operating margin	-15.4%	-32.1%	-12.6%	-57.3%	**	-53.9%
Pursuit Adjusted EBITDA margin	4.1%	-0.9%	4.9%	-15.3%	33.6%	-18.9%

Total GES Adjusted EBITDA:
Revenue	$395,180	$-	$395,180	$44,065	$-	$44,065
Cost of services and products	(365,654)	-	(365,654)	(90,866)	-	(90,866)
Segment operating income (loss)	29,526	-	29,526	(46,801)	-	(46,801)
Depreciation	6,142	-	6,142	8,549	-	8,549
Amortization	2,183	-	2,183	2,465	-	2,465
Total GES Adjusted EBITDA	$37,851	$-	$37,851	$(35,787)	$-	$(35,787)

Total GES Operating margin	7.5%		7.5%	**		**
Total GES Adjusted EBITDA margin	9.6%		9.6%	-81.2%		-81.2%

GES Adjusted EBITDA by Reportable Segment:
Spiro	$16,492		$16,492	$(11,599)		$(11,599)
GES Exhibitions	21,359		21,359	(24,188)		(24,188)
Total GES	$37,851	$-	$37,851	$(35,787)	$-	$(35,787)

Spiro Revenue	$132,241	$-	$132,241	$24,003	$-	$24,003

Spiro Adjusted EBITDA Margin	12.5%		12.5%	-48.3%		-48.3%

GES Exhibitions Revenue	$266,431	$-	$266,431	$20,209	$-	$20,209

GES Exhibitions Adjusted EBITDA Margin	8.0%		8.0%	**		**

(A) New Experiences comprises the following attractions that were opened or acquired after January 1, 2021: Sky Lagoon (opened May 2021), Golden Skybridge (acquired March 2021 and opened June 2021), FlyOver Las Vegas (opened September 2021), and Glacier Raft Company (acquired April 2022) and costs related to the development of new experiences.

(B) Includes costs related to the development of Pursuit's new FlyOver attractions in Las Vegas, Chicago, and Toronto, the Sky Lagoon in Iceland, and the Golden Skybridge and Forest Park Hotel in Canada.

(C) Includes non-capitalizable fees and expenses related to Viad’s credit facility refinancing efforts.

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides revenue and Adjusted EBITDA by quarter for 2021, along with reconciliations of Adjusted EBITDA to the nearest GAAP measure, net income attributable to Viad.

	2021
($ in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Viad Consolidated:
Net (loss) income attributable to Viad	$(43,152)	$(42,026)	$15,067	$(22,544)	$(92,655)
Net (loss) income attributable to noncontrolling interest	(1,445)	(510)	5,004	(1,363)	1,686
Net loss attributable to redeemable noncontrolling interest	(494)	(431)	(296)	(545)	(1,766)
(Income) loss from discontinued operations	(348)	62	(248)	(24)	(558)
Net interest expense	5,085	5,565	9,518	8,156	28,324
Income tax benefit	(3,045)	(2,166)	5,329	(1,906)	(1,788)
Depreciation and amortization	13,177	13,333	13,476	13,764	53,750
Restructuring charges	2,826	787	2,186	267	6,066
Other expense	360	680	466	507	2,013
Pension plan withdrawal	-	57	-	-	57
Start-up costs (A)	1,564	2,054	1,415	(289)	4,744
Acquisition transaction-related costs	243	88	385	176	892
Integration costs	1	5	-	-	6
Other non-recurring expenses (B)	10	557	2	-	569
Consolidated Adjusted EBITDA	$(25,218)	$(21,945)	$52,304	$(3,801)	$1,340

Consolidated Adjusted EBITDA by Business:
Pursuit	$(9,061)	$2,011	$59,593	$(9,854)	$42,689
Total GES	(14,226)	(21,561)	(4,226)	9,649	(30,364)
Total Segment EBITDA	(23,287)	(19,550)	55,367	(205)	12,325
Corporate EBITDA	(1,931)	(2,395)	(3,064)	(3,596)	(10,986)
Consolidated Adjusted EBITDA	$(25,218)	$(21,945)	$52,303	$(3,801)	$1,339

Pursuit Adjusted EBITDA:
Revenue	$9,790	$36,313	$117,555	$23,390	$187,048
Cost of services and products	(28,111)	(44,410)	(67,954)	(41,964)	(182,439)
Segment operating income (loss)	(18,321)	(8,097)	49,601	(18,574)	4,609
Depreciation	6,457	6,546	6,734	7,623	27,360
Amortization	1,030	1,439	1,462	1,177	5,108
Start-up costs (A)	1,564	2,054	1,415	(289)	4,744
Acquisition transaction-related costs	208	64	381	209	862
Integration costs	1	5	-	-	6
Adjusted EBITDA	$(9,061)	$2,011	$59,593	$(9,854)	$42,689

Pursuit Operating margin	**	-22.3%	42.2%	-79.4%	2.5%
Pursuit Adjusted EBITDA margin	-92.6%	5.5%	50.7%	-42.1%	22.8%

Total GES Adjusted EBITDA:
Revenue	$19,145	$24,920	$116,044	$160,183	$320,292
Cost of services and products	(39,049)	(51,817)	(125,544)	(155,494)	(371,904)
Segment operating income (loss)	(19,904)	(26,897)	(9,500)	4,689	(51,612)
Depreciation	4,433	4,116	4,024	3,746	16,319
Amortization	1,245	1,220	1,250	1,214	4,929
Total GES Adjusted EBITDA	$(14,226)	$(21,561)	$(4,226)	$9,649	$(30,364)

Total GES Operating margin	**	**	-8.2%	2.9%	-16.1%
Total GES Adjusted EBITDA margin	-74.3%	-86.5%	-3.6%	6.0%	-9.5%

GES Adjusted EBITDA by Reportable Segment:
Spiro	$(5,542)	$(6,057)	$890	$6,430	$(4,279)
GES Exhibitions	(8,684)	(15,504)	(5,116)	3,219	(26,085)
Total GES	$(14,226)	$(21,561)	$(4,226)	$9,649	$(30,364)

Spiro Revenue	$12,059	$11,944	$37,866	$54,718	$116,587

Spiro Adjusted EBITDA Margin	-46.0%	-50.7%	2.4%	11.8%	-3.7%

GES Exhibitions Revenue	$7,152	$13,057	$81,129	$108,152	$209,490

GES Exhibitions Adjusted EBITDA Margin	**	**	-6.3%	3.0%	-12.5%

(A) Includes costs related to the development of Pursuit's new FlyOver attractions in Las Vegas, Chicago, and Toronto, the Sky Lagoon in Iceland, the Golden Skybridge and Forest Park Hotel in Canada.
(B) Includes non-capitalizable fees and expenses related to Viad’s credit facility refinancing efforts.